Exhibit 99.1

www.genpt.com

News Release

May 23, 2023

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Executive Officer Changes

Kevin Herron to Retire as President, U.S. Automotive Group

Randy Breaux Promoted to Group President, GPC North America

ATLANTA – Genuine Parts Company (NYSE: GPC) announced that Kevin Herron, President, U.S. Automotive Group (USAG) will retire at the end of 2023 after a distinguished 34-year career with the company. The company also announced Randy Breaux’s promotion from President, Motion to the newly created role of Group President, GPC North America, effective July 1, 2023. Mr. Herron will serve in an advisory role until his retirement to assist in an orderly and seamless transition.

“Kevin has been an invaluable asset to GPC throughout his 34 years of dedicated service to the company, including the last five years as President of USAG,” said Paul Donahue, Chairman and CEO. “He embodies GPC’s values. He is a caring leader who always puts customers and people first, and his work ethic and automotive industry knowledge are unmatched. We extend our deepest gratitude for his commitment and wish him the best in his well-deserved retirement.”

Mr. Breaux joined Motion in 2011 as Senior Vice President of Marketing, Distribution, Purchasing and Strategic Planning. He was promoted to Executive Vice President in January 2018 and then President in January 2019. Over the past five years, Mr. Breaux has led the impressive transformation of Motion, including the strategic acquisition of Kaman Distribution Group (KDG). He established a strategic vision, developed a high-performing team and culture, and delivered consistent and exceptional performance each year.

In the new role, Mr. Breaux will oversee both the automotive and industrial businesses across North America, while assuming day-to-day responsibility as President of USAG. He will continue to report to Will Stengel, President and Chief Operating Officer.

“We are thrilled to announce the promotion of Randy to the new role of Group President, GPC North America,” Mr. Donahue continued. “He has consistently demonstrated an ability to lead high-performing teams and deliver outstanding results. Randy’s leadership and relevant expertise make him the ideal candidate for this role. This transition also represents the depth of our leadership team and our talent initiatives as we continue to foster the power of One GPC.”

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company’s Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company’s Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 58,000 employees. Further information is available at www.genpt.com.

Investor Contact:	Media Contact:

Sid Jones (678) 934-5628	Heather Ross (678) 934-5220

Senior Vice President—Investor Relations	Vice President—Strategic Communications

Source: Genuine Parts Company